Exhibit 6.3

LIMITED PARTNERSHIP AGREEMENT

OF

CENTENNIAL OLYMPIC 336 PROPERTY, LP

This Limited Partnership Agreement (the “Agreement”) of CENTENNIAL OLYMPIC 336 PROPERTY, LP (the “Partnership”) dated as of December 21, 2021 (the “Effective Date”), is entered into by and between Centennial Olympic 336 Property GP, LLC, a Delaware limited liability company (the “General Partner”), and Centennial Olympic 336 Property JV, LP, a Delaware limited partnership (the “Limited Partner” and, together with the General Partner, the “Partners”), pursuant to and in accordance with the Delaware Revised Uniform Limited Partnerships Act (6 Del.C. § 17), as amended from time to time (the “Act”).

WHEREAS, the Partnership was formed as a limited partnership pursuant to the filing of a Certificate of Limited Partnership in the office of the Secretary of State of the State of Delaware on October 26, 2021;

WHEREAS, on the date hereof, the General Partner is being admitted as the general partner of the Partnership and the Limited Partner is being admitted as the limited partner of the Partnership, in each case in accordance with the terms and provisions hereof, such that the Partners shall be the only partners of the Partnership;

WHEREAS, the Partners desire to enter into this Agreement to reflect the terms of their entire agreement with respect to the subject matter hereof.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Name. The name of the partnership is “Centennial Olympic 336 Property, LP.”

2.             Principal Office. The principal place of business and office of the Partnership is c/o Centennial Olympic 336 Property GP, LLC, 4810 Jean-Talon West, Suite 408, Montreal, Quebec H4P2N-5 CA, or such other place or places as the General Partner may from time to time designate.

3.             Registered Agent; Registered Office. The registered agent of the Partnership for service of process in the State of Delaware and the registered office of the Partnership in the State of Delaware shall be that person and location reflected in the Certificate of Limited Partnership. In the event that the registered agent ceases to act as such for any reason or the registered office shall change, the General Partner shall promptly designate a replacement registered agent or file a notice of change of address, as the case may be, in the manner provided by law.

4.             Term. The term of the Partnership commenced on the date of the filing of the Certificate of Limited Partnership and shall continue until cancellation of the Certificate of Limited Partnership in accordance with Section 17(d) of this Agreement.

5.             Purpose; Powers. The sole purpose of the Partnership has been since the date of its formation and shall continue to be is to acquire, lease, own, develop, use and operate the Property and obtain the Loan and to transact lawful business that is incidental, necessary or appropriate to accomplish the foregoing all with respect to the Property, as hereafter defined, together with such other activities as may be necessary or advisable in connection with the ownership of the Property. The Partnership has not engaged and shall not engage in any business, and it has not had and shall not have any purpose, unrelated to the Property and has not acquired and shall not acquire any real property or owned or own assets other than those related to the Property and/or otherwise in furtherance of the limited purposes of the Partnership. The Partnership shall have the power and authority to do any and all acts necessary or appropriate to or in furtherance of the purpose of the Partnership, including all power and authority, statutory or otherwise, possessed by, or which may be conferred upon, limited partnerships under the laws of the State of Delaware.

6.             Partners. The names and the business, residence or mailing addresses of the General Partner and the Limited Partner are as set forth on Schedule A attached hereto.

7.             Management.

(a)            The business and affairs of the Partnership shall be managed by the General Partner. The General Partner shall have absolute, exclusive and complete control of the business and affairs of the Partnership, and shall possess all powers necessary, convenient or appropriate to carrying out the purposes and business of the Partnership, including, without limitation, doing all things and taking all actions necessary to carrying out the terms and provisions of this Agreement.

(b)           The Limited Partner shall not participate in the management of the business and affairs of the Partnership and shall have no authority or right to act on behalf of the Partnership in connection with any matter.

8.             Capital Contributions. As of the Effective Date, each of the Partners has contributed the amount set forth on Schedule A attached hereto in cash to the capital of the Partnership.

9.             Additional Contributions. No Partner is required to make any additional capital contribution to the Partnership, but each Partner may make additional capital contributions from time to time as determined by the General Partner.

10.           Partnership Percentages. The partnership percentages of the Partners in the Partnership (the “Partnership Percentages”) shall be determined by the General Partner and shall be set forth in the records of the Partnership. The Initial Partnership Percentages as set forth on Schedule A attached hereto.

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11.            Fiscal Year. The fiscal year of the Partnership (the “Fiscal Year”) shall end on December 31 of each year.

12.           Capital Accounts. The Partnership shall establish and maintain a separate capital account (a “Capital Account”) for each Partner to which (i) there shall be credited the amount of any capital contribution made by such Partner and the amount of net income allocated to such Partner, and (ii) there shall be debited the amount of any distribution made to such Partner and the amount of any net loss allocated to such Partner. The Capital Accounts of the Partners shall be established and maintained in accordance with Section 704(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulations promulgated thereunder, to the extent relevant under Section 21(b) of this Agreement.

13.           Allocation of Profits and Losses. The net profits or net losses of the Partnership for each Fiscal Year shall be allocated among the Partners in proportion to their respective Partnership Percentages for such Fiscal Year.

14.          Tax Matters Partner. The General Partner shall be designated as the Partnership’s “partnership representative” within the meaning of Section 6223 of the Code (and any corresponding provisions of state and local law), to the extent relevant under Section 21(b) of this Agreement. Except to the extent specifically provided in the Code or the Treasury Regulations, the partnership representative, in its sole discretion, will have absolute and exclusive authority to act for and on behalf of the Partnership with respect to tax matters, to the extent relevant under Section 21(b) of this Agreement.

15.          Tax Returns. The General Partner shall cause to be prepared and filed on behalf of the Partnership all federal, state and local tax returns required to be filed by the Partnership, if any, including making all elections on such tax returns. The Partnership shall bear the costs of the preparation and filing of its returns.

16.          Distributions. Except for liquidating distributions, all distributions to the Partners shall be made at such times and in such amounts as the General Partner shall determine in its sole discretion. All distributions (other than liquidating distributions) shall be made to the Partners in accordance with their respective Partnership Percentages. Liquidating distributions shall be made in accordance with Section 17(b).

17.           Dissolution; Liquidation.

(a)           The Partnership shall dissolve, and its affairs wound up upon the first to occur of the following: (i) the decision of the General Partner that the Partnership should be dissolved (ii) any other event or circumstance giving rise to the dissolution of the Partnership under Section 17-801 of the Act (6 Del. C. § 17-801), unless the Partnership’s existence is continued pursuant to the Act; and (iii) the entry of decree of judicial dissolution under Section 17-802 of the Act (6 Del. C. § 17-802).

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(b)           Upon dissolution of the Partnership, a full and general account of all assets and liabilities of the Partnership shall be taken, the affairs of the Partnership shall be wound up and the assets of the partnership shall be applied in the following order or priority:

(i)            first, in discharge of (1) all claims of creditors of the Partnership who are not Partners and (2) all expenses of liquidation;

(ii)           second, to the pro rata payment of all claims of Partners for advances to the Partnership; and

(iii)          finally, any remaining assets shall be distributed to the Partners in accordance with their final Partnership Percentages.

(c)           During the period of the winding up of the affairs of the Partnership, the business of the Partnership and the rights and obligations of the Partners shall continue to be governed by this Agreement.

(d)           Upon the completion of the winding up of the Partnership, the General Partner, or in the absence of a general partner, any Partner, shall file a certificate of cancellation of the Certificate of Limited Partnership (the “Certificate of Cancellation”) with the Office of the Secretary of State of the State of Delaware in accordance with Section § 17-203 of the Act (6 Del. C. § 17-203).

18.           Limited Liability. The Limited Partner’s liability for the Partnership’s debts and obligations shall be limited to its capital contribution. To the fullest extent allowed under the Act, no manager, employee, principal, director, officer, agent, affiliate, shareholder, member, limited partner or general partner of the Limited Partner, any officer or agent (in such capacity and as an “Authorized Person”) of the Partnership or of any of the foregoing shall be liable, responsible or accountable in damages, personally or otherwise, to the Partnership, or to any person or entity who has an interest in the Partnership, by reason of acts, omissions or errors in judgment on behalf of the Partnership or arising out of or in connection with the Partnership’s business and affairs, except for any such acts, omissions or errors in judgment that are found by a court of competent jurisdiction in a final judgment not subject to further appeal to be the result of such person's willful misfeasance or bad faith. Notwithstanding any of the foregoing to the contrary, the provisions of this Section 18 shall not be construed so as to relieve (or attempt to relieve) a person of any liability, to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 18 to the fullest extent permitted by law.

19.           Indemnification. To the fullest extent permitted by law, the Partnership shall indemnify, defend and hold harmless the General Partner, and any manager, employee, principal, director, officer, agent, affiliate, shareholder, member (current or former), limited partner or general partner of the General Partner, any officer or agent (in such capacity and as an Authorized Person) of the Partnership or of any of the foregoing (each, an “Indemnified Person”) from and against any loss, liability, damages (personal or otherwise), cost or expense (including legal fees and expenses and any amounts paid in settlement) resulting from a claim, demand, lawsuit, action or proceeding by reason of any act or omission performed or omitted by such Indemnified Person on behalf of the Partnership or arising out of or in connection with the Partnership’s business and affairs; provided that such acts or omissions of such Indemnified Person are not found by a court of competent jurisdiction in a final judgment not subject to further appeal to constitute willful misfeasance or bad faith. Expenses, including legal fees, incurred by an Indemnified Person and relating to any claim, demand, lawsuit, action or proceeding for which indemnification is sought under this Section 19 shall be paid by the Partnership upon demand by the Indemnified Person; provided that the Indemnified Person shall reimburse the Partnership for such expenses if it is ultimately determined that such Indemnified Person is not entitled to indemnification hereunder.

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20.           Amendments. This agreement may be amended pursuant to a written agreement between the General Partner and the Limited Partner.

21.           Tax Treatment. The Partners intend that (a) so long as the Partnership has a single owner for U.S. federal income tax purposes, the Partnership shall be treated as “disregarded as an entity separate from its owner” within the meaning of Treasury Regulations Section 301.7701-2(c)(2)(i) for U.S. federal income tax purposes, and (b) at any time when the Partnership has at least two members for U.S. federal income tax purposes, the Partnership shall be treated as a partnership for U.S. federal income tax purposes, and this Agreement shall be amended to incorporate appropriate allocation provisions consistent with Treasury Regulation Section 1.704-1(b)(2), and in each case the Partners and the Partnership shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment, and no Partner, employee or agent of the Partnership shall take any action inconsistent therewith.

22.           Notices. Whenever notice is required or permitted by this Agreement to be given, such notice shall be in writing and shall be given to any Partner at its address (including via electronic mail) or facsimile number shown either in the Partnership’s books and records or on Schedule A attached hereto. Each such notice shall be effective (a) if given by facsimile or electronic mail, upon transmission, (b) if given by mail, on the fourth (4th) day after deposit in the mails (certified or registered return receipt requested) addressed as aforesaid, (c) if given by overnight courier service or by hand delivery, when received and (d) if given by any other means, when delivered to and receipted for at the address of such Partner specified as aforesaid.

23.           Governing Law. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

24.           Headings. The headings in this Agreement are inserted for convenience or reference only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision of this Agreement.

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25.           Severability. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

26.           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of Electronic Transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

27.           Entire Agreement. This Agreement, together with the Certificate of Limited Partnership, constitutes the entire agreement of the Partners with respect to the subject matter hereof; provided that the Partners understand and agree that this Agreement is subject in all cases to the terms and provisions of that certain Agreement of Limited Partnership of Centennial Olympic 336 Property JV, LP and the General Partner is not permitted to take any act or make any decision on behalf of the Partnership which is not duly authorized pursuant to the terms thereof.

28.           SPE Provisions. Notwithstanding any other provision of this Agreement, any other organizational documents or any provisions of law that empowers the Partnership, the following provisions shall be operative and controlling so long as the loan (the “Loan”) by Arbor Realty SR, Inc., a Maryland corporation or its successors and/or assigns (collectively, the “Lender”) to the Partnership is outstanding:

(a)           The sole purpose of the Partnership has been since the date of its formation and shall continue to be is to acquire, lease, own, develop, use and operate the Property and obtain the Loan and to transact lawful business that is incidental, necessary or appropriate to accomplish the foregoing all with respect to the real property located at 369 Centennial Olympic Park Drive NW, Atlanta, GA 30313 (the “Property”), together with such other activities as may be necessary or advisable in connection with the ownership of the Property. The Partnership has not engaged and shall not engage in any business, and it has not had and shall not have any purpose, unrelated to the Property and has not acquired and shall not acquire any real property or owned or own assets other than those related to the Property and/or otherwise in furtherance of the limited purposes of the Partnership.

(b)           General Partner is designated as the general partner of the Partnership. The General Partner, and any additional or substitute general partner of the Partnership, may not be an individual and shall at all times have as its sole purpose to act as the General Partner of the Partnership, and shall be engaged in no other business or have any other purpose. Additionally, any additional or substitute general partner of the Partnership shall have organizational documents that (a) conform in all material respects to the organizational documents of the General Partner, inclusive of all single purpose/bankruptcy remote provisions and (b) are acceptable to the Lender.

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(c)           The General Partner shall have no authority to perform any act in respect of the Partnership in violation of any (a) applicable laws or regulations or (b) any agreement between the Partnership and the Lender.

(d)           The Partnership shall not:

(i)            make any loans to the Partners or the Partnership’s or any Partner’s Affiliates (as defined below);

(ii)           except as permitted by the Lender in writing, sell, encumber (except with respect to the Lender) or otherwise transfer or dispose of all or substantially all of the properties of the Partnership (a sale or disposition will be deemed to be “all or substantially all of the properties of the Partnership” if the sale or disposition includes the Property or if the total value of the properties sold or disposed of in such transaction and during the twelve months preceding such transaction is sixty six and two thirds percent (66-2/3%) or more in value of the Partnership’s total assets as of the end of the most recently completed Partnership fiscal year);

(iii)          to the fullest extent permitted by law, dissolve, wind-up, or liquidate the Partnership;

(iv)         merge, consolidate or acquire all or substantially all of the assets of an Affiliate of same or other person or entity;

(v)          change the nature of the business conducted by the Partnership or acquire any real property other than the Property; or

(vi)         except as permitted by the Lender in writing, amend, modify or otherwise change this Agreement (or, after securitization of the Loan, only if the Partnership receives (i) prior written confirmation from each of the applicable rating agencies that such amendment, modification or change would not result in the qualification, withdrawal, reduction or downgrade of any securities rating and (ii) permission of the Lender in writing);

(e)           As long as the Loan is outstanding, the Partners shall cause the General Partner at all times to have at least two (2) Independent Managers. The Independent Managers will be appointed by the General Partner. To the fullest extent permitted by law, the Independent Manager shall consider only the interests of the Partnership and the General Partner, including their respective creditors, in acting or otherwise voting any Bankruptcy Action. No resignation or removal of an Independent Manager, and no appointment of a successor Independent Manager, shall be effective until such successor shall have accepted his or her appointment as an Independent Manager. In the event of a vacancy in the position of Independent Manager, the General Partner shall, as soon as practicable, appoint a successor Independent Manager. No Independent Manager shall at any time serve as trustee in bankruptcy for any Affiliate of the Partnership or the General Partner.

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(f)            The Partnership has since the date of its formation and shall continue at all times to observe the applicable legal requirements for the recognition of the Partnership as a legal entity separate from any Partners or Affiliates of same, including, without limitation, as follows:

(i)            has been formed and shall be formed solely to engage in the ownership, operation and management or the Property, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;

(ii)           has not engaged and shall not engage in any business unrelated to the ownership, operating and management of the Property, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;

(iii)          has not had, and shall not have any assets other than the Property and incidental personal property related thereto;

(iv)          has had and shall have no assets other than those related to its interest in the Property or any indebtedness other than the Permitted Debt;

(v)           has maintained and shall maintain its own separate books and records and its own accounts, in each case which are separate and apart from the books and records and accounts of any other Person;

(vi)         has held and shall hold itself out as being a Person separate and apart from any other Person (including any Affiliate or constituent party of such Person);

(vii)        has not commingled and shall not commingle its funds or assets with those of any other Person and has held and shall hold all of its assets in its own name, and it has not and shall not participate in any cash management system with any other Person;

(viii)       has conducted and shall conduct its own business in its own name and shall not identify itself as a division or department of any other Person;

(ix)          has maintained and shall maintain financial statements separate from any other Person;

(x)           has paid and shall pay its own liabilities and expenses out of its own funds;

(xi)          had observed and shall observe all limited partnership and has complied and shall comply with the terms all documents and agreements providing for, or related to, its formation, organization and governance;

(xii)         has paid and shall pay the salaries of its own employees, if any, and had maintained and shall maintain a sufficient number of employees in light of its contemplated business operations;

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(xiii)        has not guaranteed, assumed or otherwise became obligated, and shall not guarantee, assume or otherwise obligate itself, with respect to the debts of any other Person or has not held out and shall not hold out its credit as being available to satisfy the obligations of any other Person;

(xiv)        has not acquired and shall not acquire obligations or securities of any other Person, including its Affiliates, partners or direct or indirect owners;

(xv)         has allocated and shall allocate fairly and reasonably shared expenses, including, without limitation, any overhead for shared office space, if any;

(xvi)        has used and shall use separate stationery, invoices and checks bearing its own name;

(xvii)       has maintained and shall maintain an arms-length relationship with its Affiliates on terms that are intrinsically fair and commercially reasonable;

(xviii)      has not entered and shall not enter into or be a party to, any transaction with any Affiliate or other Person except in the ordinary course of business and on terms that are intrinsically fair, commercially reasonable and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party;

(xix)         has not pledged and shall not pledge its assets for the benefit of any other Person or make any loans or advances to any other Person;

(xx)          has corrected and shall correct any known misunderstanding regarding its separate identity;

(xxi)         has maintained and shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character in light of its contemplated business operations;

(xxii)        has not had and shall not have any constituent party that, engages in, seeks, or consents to the dissolution, division, winding up, liquidation, consolidation or merger of the Partnership, and has not and shall not, have any constituent party that, engages in, seeks or consents to any asset sale or transfer of the partnership interests of the Partnership, or amendments or terminations of any of the Partnership’s governing documents;

(xxiii)       has filed and shall file its own tax returns;

(xxiv)       has been and shall be solvent and has intended and shall intend to pay its debts and liabilities from its own assets;

(xxv)       has maintained and shall maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its assets from those of any other Person;

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(xxvi)      has not permitted and shall not permit any Affiliate or constituent party independent access to its bank accounts, other than the property manager approved by Lender pursuant to the terms of a property management agreement approved by Lender;

(xxvii)      has not had and shall not have any of its obligations guaranteed by any of its Affiliates, other than pursuant guaranties approved by Lender;

(xxviii)    has not indemnified and shall not indemnify its officers, directors, managers or partners, as applicable, unless such obligation is fully subordinated to any Obligation under the Loan Documents and will not constitute a claim against such Person in the event that cash flow in excess of the amount required to pay any Obligation under the Loan Documents is insufficient to pay such Obligation;

(xxix)        has not consented and shall not consent to any other Peron (i) operating its business in the name of the Partnership, (ii) acting in the name of the Partnership, (iii) using the Partnership’s stationery or business forms, (iv) holding out its credit as being available to satisfy the obligations of the Partnership, (v) having a contractual liability for the payment of any of the liabilities of the Partnership (except as may be permitted under the Loan Documents), or (vi) failing to at all times specify to all relevant third parties that it is acting in a capacity other than as the Partnership;

(xxx)        shall conduct it business so that the assumptions made with respect to the Partnership in the nonconsolidation opinion relating to the Partnership by the Law Offices of Eric A. Heinz, P.C. dated December 21, 2021 shall be true and correct in all respects, and;

(xxxi)       has had and shall have as its general partner a Delaware limited liability company whose sole asset is its interest in the Partnership that:

A.	directly owns at least one-half of one percent (0.5%) of the equity of the Partnership;

B.	shall be a “Single Purpose Entity” (as such term is defined in the Loan Agreement);

C.	shall comply, and will cause the Partnership to comply, with each of the representations, warranties, and covenants relating to the single purpose nature of the Partnership set forth in the Loan Agreement;

D.	shall have at least two (2) Independent Managers and at least two (2) springing members;

E.	opts out of the power to divide under Section 18-217 of the Act, which (absent such opt out) would enable it to divide into one or more newly formed limited liability companies with the dividing company continuing its existence or terminating its existence, as the case may be; and

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F.	waives any other right that it might have to divide itself by a plan of division or otherwise.

Despite that each of (i) through (xxxi) above (collectively, the “Special Purpose Provisions”) are each phrased in the future by the word “shall”, each of (i) through (xxxi) above also apply to the period from the date of the Partnership’s formation to the date of this Agreement.

Failure of the Partnership, or any person or entity on behalf of the Partnership, to comply with any of the foregoing covenants or any other covenants contained in this Agreement, shall not affect the status of the Partnership as a separate legal entity.

For purposes of this Agreement, “Independent Manager” means a natural person who is not and has not been at any time in the preceding five (5) years, (i) a stockholder, director, officer, member, employee or partner of the Partnership, General Partner, or any Affiliate of the Partnership and/or General Partner; (ii) a customer, supplier or other Person who derives more than ten percent (10%) of his/her/its purchases or revenues from his/her/its activities with the Partnership, General Partner, any Affiliate of the Partnership and/or General Partner or an employee of such customer, supplier or other Person; (iii) a Person Controlling or under Common Control with any such stockholder, director, officer, member, employee, partner, customer, supplier or other Person or (iv) a member of the immediate family of any such stockholder, director, officer, member, employee, partner, customer, supplier or other Person.

For purposes of this Agreement, “Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

For purposes of this Agreement, “Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, by contract or otherwise, and the terms “Controlled”, “Controlling” and “Common Control” shall have correlative meanings.

For purposes of this Agreement, “Person” means an individual, partnership, limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

For purposes of this Agreement, “Solvent” means, as to any Person, that (a) the sum of the assets of such Person, at a fair valuation, exceeds its liabilities, including contingent liabilities, (b) such Person has sufficient capital with which to conduct its business as presently conducted and as proposed to be conducted and (c) such Person has not incurred Indebtedness, and does not intend to incur Indebtedness, beyond its ability to pay such Indebtedness as it matures. With respect to any such contingent liabilities, such liabilities shall be computed in accordance with GAAP at the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can reasonably be expected to become an actual or matured liability.

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(g)          Any indemnification obligation of the Partnership shall (a) be fully subordinated to the Loan and (b) not constitute a claim against the Partnership or its assets until such time as the Loan has been indefeasibly paid in accordance with its terms and otherwise has been fully discharged.

(h)          No transfer of any direct or indirect ownership in the Partnership may be made such that the transferee owns, in the aggregate with the ownership interests in the Partnership of transferee’s Affiliates, more than a forty-nine percent (49%) interest in the Partnership unless such transfer is conditioned upon the delivery of an acceptable nonconsolidation opinion to the Lender and any applicable rating agency.

(i)           To the fullest extent permitted by law, each of the Partners and any additional Partner admitted to the Partnership hereby irrevocably waives any right or power that such Person might have to cause the Partnership or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Partnership, to compel any sale of all or any portion of the assets of the Partnership pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Partnership. The Partners shall not have any interest in any specific assets of the Partnership, and no Partner shall have the status of a creditor with respect to any distribution pursuant to this Agreement. The interest of each of the Partners in the Partnership is personal property.

(j)           Except for the Lender, its successors or assigns as holders of the Loan with respect to the Special Purpose Provisions, (1) none of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Partnership or by any creditor of the Partners and (2) nothing in this Agreement shall be deemed to create any right in any Person not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person. Notwithstanding the foregoing or anything to the contrary, the Lender, its successors and assigns, are intended third-party beneficiaries of this Agreement and may enforce the Special Purpose Provisions.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GENERAL PARTNER:

Centennial Olympic 336 Property GP, LLC

By:	Centennial Olympic 336 Property JV, LP, its managing member
By: Centennial Olympic 336 Holding GP, Inc., its general partner

By:
	Name:	Yaakov Frankforter
	Title:	President

LIMITED PARTNER:

Centennial Olympic 336 Property JV, LP

By:	Centennial Olympic 336 Holding GP, Inc., its general partner

By:
	Name:	Yaakov Frankforter
	Title:	President

[Signature Page to Limited Partnership Agreement of Centennial Olympic 336 Property, LP]

Schedule A

Partners, Addresses, Initial Capital Contributions, Initial Partnership Percentages

		Initial
Partner Name	Initial Capital	Partnership
and Address	Contribution	Percentage
General Partner
	$0	1%
Centennial Olympic 336 Property GP, LLC
4810 Jean-Talon West #408
Montreal, Quebec H4P2N-5 Canada
Attn: Yaakov Frankforter

Limited Partner
	$31,400,000	99%
Centennial Olympic 336 Property JV, LP
4810 Jean-Talon West #408
Montreal, Quebec H4P2N-5 Canada
Attn: Yaakov Frankforter